Exhibit 99.1 FOR IMMEDIATE RELEASE Contact: KVH Industries, Inc. FTI Consulting Brent Bruun Christine Mohrmann 401-845-8194 212-850-5600 bbruun@kvh.com KVH Announces the Sale of Videotel for $90 Million to Focus on Core Strategic Initiatives Plans to increase its investment in photonic integrated chip technology, AgilePlans acceleration, and Internet of Things (IoT) connectivity MIDDLETOWN, RI - May 13, 2019 - KVH Industries, Inc., (Nasdaq: KVHI), today announced that it has sold its maritime training business, the Videotel group of companies, to an affiliate of Oakley Capital for a base purchase price of $90 million, on a cash-free, debt-free basis, subject to working capital adjustments. The sale was completed immediately upon execution of definitive agreements. “As part of our long-term strategic roadmap, we are focusing on the large and growing markets of our core mobile connectivity and inertial navigation businesses,” says Martin Kits van Heyningen, chief executive officer of KVH. “We intend to use the net proceeds of the sale to invest in three key growth initiatives that we expect will drive significant value creation, as well as to reduce our debt. Specifically, we plan to invest in the development and commercialization of our photonic integrated chip technology for use in autonomous vehicles and other commercial and military platforms, to support the further acceleration of our AgilePlans (Connectivity as a Service) program, and also to finalize the development and launch of our IoT connectivity solution. Videotel helped us to penetrate the commercial maritime markets initially, but our strategic approach has evolved to focus on faster growing markets that we believe will produce greater long-term shareholder value.” To maintain continuity for KVH’s AgilePlans customers, KVH has retained certain rights to continue including the Videotel training content with the AgilePlans program. Management expects to issue revised financial guidance for the second quarter and full fiscal year of 2019 reflecting the sale of Videotel, along with select pro forma disclosures, on or about May 15, followed by an investor conference call. In light of the anticipated financial impact of the transaction, investors should no longer rely on the guidance previously issued by KVH, which included anticipated revenues and expenses of the Videotel business. The base purchase price was $90 million, subject to adjustment for Videotel’s cash, indebtedness, and working capital. KVH expects to receive payment of the purchase price within 30 business days, subject to subsequent adjustment for working capital. Payment of the purchase price is pursuant to a loan agreement secured by a charge (a type of foreign security interest) over the shares of Super Dragon Limited and Videotel Marine Asia Limited, and is further backed by an equity commitment letter from Oakley Capital IV Master SCSp, Oakley Capital’s fourth and newest fund that has recently raised in excess of €1 billion of capital commitments. KVH expects to use a portion of the net proceeds of the sale to repay the full balance of its outstanding term loans and a substantial portion of outstanding borrowings under its revolving credit facility. The definitive share purchase agreement contains various warranties regarding the Videotel business given by KVH Media Group Limited (“KMG”), the direct seller of the Videotel companies, and KMG also agreed to provide the direct purchaser with a tax indemnity. The purchase agreement provides a cap on KMG’s liability for breach of commercial warranties equal to 20% of the purchase price and, for breach of the title and capacity warranties and the tax indemnity, a cap equal to the purchase price. For the last 12 months ending March 31, 2019 Videotel’s revenue was $17.0 million and its operating income was $3.1 million. Depreciation and amortization for this period was $4.8 million, and equity compensation was $0.1 million. KVH is analyzing whether the Videotel business will be reported as a discontinued operation in its future financial statements. The Videotel group of companies includes Super Dragon Ltd., Videotel Marine International Ltd., Videotel Training Services Ltd., Videotel Consultants and Rentals Ltd., Videotel Marine Asia Ltd., and Videotel Pte Ltd.

About KVH Industries, Inc. KVH Industries, Inc., is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe. About Oakley Capital Oakley Capital Private Equity L.P. and its successor funds, Oakley Capital Private Equity II, Oakley Capital Private Equity III and Oakley Capital IV, are unlisted, Western Europe focused mid-market private equity funds with the aim of providing investors with significant long-term capital appreciation. The investment strategy of the funds is to focus on buy-out opportunities in industries with the potential for growth, consolidation and performance improvement. This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the future finalization of the purchase price for Videotel, our strategic roadmap, the anticipated growth of our markets, the intended use of proceeds, our research and development priorities, the ability to achieve stated goals with available funds, the impact of our efforts on shareholder value, the anticipated receipt and timing of payment of the purchase price, future financial reporting, the availability of net proceeds as a source of liquidity, and the timing of announcement of financial guidance. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: changes in market needs or structure, changes in strategic priorities, the impact of broader economic trends, unanticipated demands for liquidity in other areas, unanticipated technical challenges or obstacles, the potential need to acquire or license intellectual property, unanticipated expenses, potential delays in anticipated events or actions, the impact of competition, potential claims by the purchaser or other parties, including potential warranty claims that may reduce our net proceeds, the potential failure of counterparties to comply with their payment and other obligations, the potential need to pursue litigation, the risks, uncertainties and expenses of litigation, the potential inadequacy of litigation recoveries or settlements to offset all damages, the potential unavailability of capital resources and the impact of reduced cash flow from operations. These and other factors are or may be discussed in more detail in KVH’s Form 10-K filed with the SEC on March 1, 2019. Copies are available through its Investor Relations department and website, http://investors.kvh.com. KVH does not assume any obligation to update our forward-looking statements to reflect new information and developments. KVH Industries, Inc. has used, registered, or applied to register its trademarks in the U.S.A. and other countries around the world, including but not limited to the following marks: KVH, TracPhone, mini-VSAT Broadband, CommBox, IP-MobileCast, AgilePlans, TracVision, NEWSlink, and SPORTSlink. All other trademarks are the property of their respective companies.